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For Immediate Release	Contact: David L. Clark
Vice President, Corporate Affairs
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS PRESENTS
ADDITIONAL TOP STUDY DATA AT ACR

PREOS® Shown to Protect Against First and Subsequent Fracture
in Postmenopausal Osteoporotic Women

        Salt Lake City — October 21, 2004 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today announced additional results from its pivotal Phase III TOP Study with PREOS® (parathyroid hormone), which suggest for the first time that an anabolic agent can reduce the risk of a first vertebral (spinal) fracture in postmenopausal osteoporotic women. In the study, PREOS also reduced the incidence of new vertebral fractures in patients who had already fractured. These data were featured in a late-breaking oral presentation at the 68th Annual Scientific Meeting of the American College of Rheumatology in San Antonio.

        “Vertebral fractures can cause a great deal of discomfort, and they increase a patient’s morbidity and mortality. Additionally, once a patient has experienced a spinal fracture, the risk of future fracture increases dramatically,” said Mark P. Ettinger, M.D., F.A.C.R., Medical Director Emeritus, Radiant Research and The Regional Osteoporosis Center, Stuart, Florida. “This study is very important because it shows that an agent such as PREOS, which has been shown to increase new bone formation over an 18-month period, can prevent both first-time and additional recurrent fractures. Clinical data from the PaTH trial, and now the fracture results from the TOP study, challenge current treatment paradigms by suggesting that high-risk osteoporotic women can benefit from the administration of parathyroid hormone before they experience a first fracture.”

TOP Study Details

        In the 18-month “Treatment of Osteoporosis with Parathyroid Hormone (PTH)” study, approximately 2,600 postmenopausal osteoporotic women were randomized to receive either a daily subcutaneous injection of 100 micrograms of PREOS or placebo, in addition to daily calcium and vitamin D supplements. The average age of the women in this study was 64 years. At baseline, the mean serum calcium level for all patients was 9.7 milligrams per deciliter (mg/dL), and 9% of patients had levels greater than 10.2 mg/dL. Women in the TOP study were not specifically tested for either hyperparathyroidism or a vitamin D deficiency, factors that can affect serum calcium levels. The mean spine, total hip and femoral neck bone mineral density (BMD) T-scores at baseline were -3.0, -1.9 and -2.2, respectively, and 19% of patients had a prevalent vertebral fracture.

        NPS previously reported that the administration of PREOS resulted in a new or worsened vertebral fracture risk reduction of 59% in all patients who received at least one dose of drug or placebo (intent-to-treat patients). Dr. Ettinger et al. expanded on the previous report by including data from patients who took at least 75% of their prescribed doses and had no other protocol violations (per protocol patients, n=1,870). In these patients the new vertebral fracture incidence (VFI) was significantly lower in the PREOS group than the placebo group (1.14% vs. 3.33%, respectively), and PREOS-treated patients had a relative fracture risk reduction (RFRR) of 66%. In those with a prevalent vertebral fracture, PREOS decreased new VFI from 8.38% to 2.63%, which translates to a 69% RFRR. In those without a prevalent vertebral fracture, PREOS decreased new VFI from 2.22% to 0.83%, which represents a 63% RFRR. At the end of the 18-month study period, per protocol patients treated with PREOS experienced significant increases in mean spine, total hip, and femoral neck BMD compared to patients who received placebo.

        In the study, PREOS was generally well tolerated. The percentage of patients who experienced adverse events and serious adverse events was comparable in the PREOS-treated and placebo groups. Approximately 16% of patients in the PREOS group and 12% of patients in the placebo group discontinued the study due to adverse events.

        As in previous PTH studies, TOP study increases in calcium were generally transient. Over the course of the study, a total of 21% of PREOS-treated patients and 3% of patients in the placebo group experienced a measurement of baseline serum calcium greater than 10.7 mg/dL. Only 0.7% of PREOS-treated patients discontinued the study due to increased serum calcium. Other PREOS-treated patients who discontinued the study reported headache (1.4%), dizziness (0.8%), nausea (4.4%), vomiting (1.1%), and elevated urine calcium (2.4%). These same adverse events were reported by a total of 2% of patients in the placebo group who discontinued the study.

About NPS Pharmaceuticals

        NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

        Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS will be an appropriate therapy for patients who have osteoporosis and our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we have never filed an NDA and may not be able to do so in a timely manner; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of October 21, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended June 30, 2004.

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